The XXXXXXXXXXXXX denotes information that has been redacted.

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) made this 18th day of March 2022 (the “Effective Date”) is by and between Aerie Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 4301 Emperor Blvd. Suite 400 Durham, NC 27703 (the “Company”), and Peter Lang residing at XXXXXXXXXXXXXXX (“Executive”).

W I T N E S S E T H:
WHEREAS, the Company desires to employ Executive as its Chief Financial Officer
WHEREAS, Executive desires to accept such employment and to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
1.Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.
2.Term. Subject to Sections 8 and 9 hereof, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). This Agreement will renew automatically for successive one (1) year periods (each, a “Renewal Period”) unless either party gives notice of non-renewal at least 90 days prior to the end of the Initial Term or the then-current Renewal Period, as applicable (the Initial Term and any Renewal Period are collectively referred to as the “Term”). Each additional Renewal Period shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Period, as applicable, as of the first day after the last day on which notice may be given pursuant to the preceding sentence.
3.Duties; Place of Performance; Etc.
(a)Executive shall serve as Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”). Subject to the direction of the CEO and the Board of Directors (the “Board”), as applicable, Executive shall have such powers and perform such duties as are reasonably determined by the CEO and the Board and could change based on business needs. The position will be generally consistent with the role of a chief financial officer, as further defined in the job description.
(b)Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Following execution of this Agreement, should Executive be, or desire to become, engaged as a consultant, owner, director officer or advisor of any other venture, Executive must obtain the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.
(c)The duties to be performed by Executive hereunder shall be primarily performed at the offices of the Company or such other place as the CEO may authorize; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.
4.Compensation. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:
(a)Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) equal to $450,000, payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary may be increased at the discretion of the Board but may not be decreased by the Board, or the Compensation Committee of the Board (the “Compensation Committee”) except as a proportional reduction, as to the salaries of all other executives of the Company at the level of Senior Vice President and above as part of an overall reduction in salaries decided by the Board, Compensation Committee or CEO, as applicable, in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive salaries remain so reduced.
(b)Performance Bonus.
(i)During the Term, Executive shall also be eligible to receive an annual cash performance bonus (the “Performance Bonus”) based on a target equal of 50% of Executive’s Base Salary. The actual amount of such Performance Bonus shall be determined by the Board or the Compensation Committee, and shall be based on the achievement of specific performance objectives to be established by the CEO and approved by the Board or Compensation Committee, on an annual basis (the “Performance Goals”).
(ii)During the Term of this Agreement, Executive and the CEO shall meet no later than the end of each year to mutually determine Executive’s performance objectives for the subsequent calendar year, which objectives shall be approved by the Board, or the Compensation Committee. If Executive and the CEO are unable to agree upon such objectives for the relevant year despite mutual good faith efforts to do so, then the objectives will be determined in the good faith discretion by the CEO no later than January 15th and will be communicated promptly to Executive in writing after being so determined and will be deemed to have been accepted by Executive.

(iii)Any Performance Bonus payable to Executive pursuant to this Section 4(b) shall be paid to Executive on or before March 15th of the subsequent calendar year, subject to continued employment through the date of payment.
(c)Withholding. The Company shall withhold all applicable federal, state, and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.
(d)Equity Grants. During the Term hereof, Executive will be eligible to receive equity incentive awards, which may be in the form of stock options, restricted stock grants or other equity incentive awards, as follows:
(i)Stock Options. As soon as practicable after the Effective Date, the Company will grant to Executive an option (the “Initial Option”) pursuant to the Company’s Inducement Award Plan (the “Inducement Plan”) to purchase shares of common stock of the Company (the “Initial Option Shares”). Subject to the approval of the Compensation Committee, the exercise price per share of Executive's Initial Option will be calculated in a manner consistent with the how the exercise price was calculated for stock options granted to other executive officers (other than the Chief Executive Officer) as part of the Company’s annual equity program in March 2022, with such calculation for the Initial Option being based on the date that the Initial Option is granted. The Initial Option shall vest over time, subject to Executive's continued employment, as more fully described in Section 1(d)(iv) below. The final terms of the Initial Option shall be set forth in an individual option award agreement to be provided to Executive at the time of grant and in the Inducement Plan, provided that the Initial Option and all subsequent options shall provide a cashless exercise option (at Executive’s option) wherein Executive will have no obligation to pay nor outlay any cash in order to exercise any such option or satisfy any resulting tax liability, subject to all applicable securities laws.
(ii)Restricted Stock. As soon as practicable after the Effective Date, the Company will grant to Executive shares of restricted common stock of the Company (the “Restricted Stock”) pursuant to the Inducement Plan. The Restricted Stock shall vest, subject to certain time or performance vesting conditions, as more fully described in Section 1(d)(iv). The final terms of the Restricted Stock shall be set forth in an individual restricted stock award agreement to be provided to Executive at the time of grant and in the Inducement Plan.
(iii)Additional Equity Grants. During the Term hereof, Executive will be eligible to receive equity incentive awards, which may be in the form of stock options, restricted stock grants, performance shares or other equity incentive awards under or outside of the Company’s Amended and Restated Omnibus Incentive Plan and under any successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate.
The recommendation to authorize the equity awards in connection with the commencement of your employment, as described in Sections 2(d)(i) and (ii) above, with an approximate target value of $1,400,000, is subject to Board approval and will be granted as soon as practicable following your start date; provided that if your start date is prior to the date on which 2022 annual long-term equity awards are granted by the Company to other individuals who report directly to the CEO, then the grant date for your awards will be the same as the grant date used for the such other individuals’ awards. The grant date is anticipated to occur in March 2022. Subject to approval by the Board, the target value will be delivered as follows: 50% in stock options, 25% in restricted stock, and 25% in performance-vested stock. The award will be subject to the provisions of the Company’s Inducement Award Plan and specific stock agreements with you. The Initial Option Shares will be subject to vesting provisions in which ¼ of the total options will vest upon the first anniversary of grant with the balance vesting at a rate of 1/36 of the total options each month thereafter. The restricted stock will vest in four equal installments upon the first four anniversaries of grant. The performance-vested stock will vest based on the achievement of performance-based conditions over a performance period, to be determined by the Board prior to the Effective Date of this Agreement. All vesting is also contingent on continued service through each vesting date. Details of this plan will be provided to you upon grant. Beginning with the 2023 annual grant cycle, future equity awards, as described in Section 2(d)(iii) above, will be in the discretion of the Compensation Committee taking into consideration, among other factors, the Executive’s role and contributions to the Company and analysis of relevant market conditions and benchmarking.
(e)Expenses. The Company shall reimburse Executive for all normal, usual, and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any travel and expense reimbursement policy as may from time to time be adopted by the Company.
(f)Insurance.
(i)Executive will be designated as a named insured on any directors’ and officers’ liability insurance the Company may have.
(ii)The Company will provide Executive, at the Company’s expense, with a life insurance benefit plan with terms and coverage appropriate for Executive’s position with the Company, which policy amount shall be equal to no less than one year’s Base Salary in effect at the time the policy was acquired.
(g)Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance with ninety-five percent (95%) of the cost paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the Term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced.

(h)Vacation. Executive shall, during the Term, be entitled to four (4) weeks of vacation per annum, in addition to nationally recognized holidays and sick days provided as part of the Company’s benefit programs.
5.Confidential Information and Inventions.
(a)Executive recognizes and acknowledges that in the course of his duties he is likely to continue to receive confidential or proprietary information owned by the Company, its Affiliates or third parties with whom the Company or any such Affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its Affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any Affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to:
(i)use any such Confidential and Proprietary Information for personal use or for others; and
(ii)permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:
(A)that Executive can demonstrate was known to him prior to the commencement of his services with the Company.
(B)that is now, or becomes in the future, available to persons who are not required, by contract or otherwise, to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or
(C)that Executive is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter,

provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter Executive shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.
Notwithstanding the foregoing, nothing herein shall preclude Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. In addition, Executive acknowledges that Executive has received notice of the immunity from liability to which Executive is entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law, as set forth in Exhibit A to this Agreement.
(b)Executive agrees to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession upon request and in any event immediately upon termination of employment.
(c)Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical, or business information of any other party to whom the Company or any of its Affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.
(d)Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:
(i)to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii)to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
(e)Executive acknowledges that while performing the services under this Agreement Executive or other employees, agents or advisors of the Company or its Affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges, and agrees that Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and executive of the Company.
(f)The provisions of this Section 5 shall survive any termination of this Agreement.
6.Non-Solicitation; Non-Disparagement.
(a)During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean Executive’s (i) directly or indirectly hiring, contacting, inducing or soliciting (or assisting any Person to hire, contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its Affiliates, or (ii) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) any customer, client or vendor of, or other person having a business relationship with, the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates, or directly or indirectly interfering with (or assist any Person to interfere with) any relationship between the Company or any of its Affiliates and any of their respective customers, clients, or vendors.
(b)During the Term and at all times thereafter, (i) Executive agrees he shall not, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, or significant stockholders and (ii) the Company agrees not to issue any public statement that would “disparage” Executive, and shall advise its officers and directors not to make any such statement on the Company’s behalf. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent, or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.
(c)In the event that Executive materially breaches any provisions of Section 5 or this Section 6, then, in addition to any other rights that the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.
(d)The right and remedy enumerated in Section 6(c) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
(e)In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.
(f)The provisions of this Section 6 shall survive any termination of this Agreement.
7.Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:
(a)Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).
(b)Executive has the full right, power, and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.
(c)Executive represents and warrants to the Company that he has not brought and shall not bring with him to the Company, or use in the performance of his responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to his employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
8.Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all (subject to applicable notice requirements); provided, however, that under certain circumstances, Executive may be entitled to receive payments and other benefits from the Company following termination as described in Section 9.
Notwithstanding the foregoing, should Executive voluntarily terminate his employment, Executive, shall provide the Company with no less than 30 days' prior written notice, which may be waived or shortened by the Company; provided that Company pays Executive all Base Salary, bonus, and other remuneration (including but not limited to continued vesting of all equity awards during such period) in the ordinary course of business through the originally noticed termination date.
9.Severance.
(a)In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason (each as hereinafter defined), or as a result of any non-renewal of this Agreement or the Term, then, subject to Section 9(d) and Section 10:
(i)the Company shall pay Executive's accrued but unpaid Base Salary through the date of termination at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason), accrued but unused vacation, all then unpaid bonuses from the prior calendar year through the date of termination, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii)the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason or any reduction in Base Salary within ninety (90) days prior to and including the date of any a termination by the Company without Cause) for a period of 6 months following the date of termination in accordance with the Company’s ordinary payroll practice;
(iii)to the extent permitted by applicable healthcare laws and provided that Executive makes a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and Executive’s dependents, less the amount payable by an active employee for such coverage, for a period of 6 months or until he obtains new employment, whichever comes first (the benefits described in this Section 9(a)(iii) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by Executive immediately prior to the date of termination; and
(iv)the vesting applicable to all equity awards granted during Executive's employment with the Company shall cease ninety (90) days after the date of termination, and Executive shall have a period of ninety (90) days following the expiration of such post- termination vesting period to exercise any and all vested equity awards that require exercise, after which time all equity awards shall expire; provided, however, that no such equity award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. Notwithstanding the generality of the foregoing, with respect to the Initial Option, if the Executive’s employment is terminated by the Company in connection with the a nonrenewal of the Initial Term, the vesting applicable to the Initial Option will continue for one (1) year following the date of termination, and the Executive shall have a period of ninety (90) days following expiration of such post-termination vesting period to exercise the vested portion of the Initial Option, after which time any unexercised portion of the Initial Option shall expire.
(b)In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then:
(i)the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;
(ii)Executive shall not be entitled to receive any payments or Continued Benefits described in this Section 9; and
(iii)the vesting applicable to all Equity Awards shall cease immediately and Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.
(c) If a Change in Control occurs and (1) if the Executive’s employment with the Company is terminated within the ninety (90) days immediately prior to the date on which the Change in Control occurs, where such termination of employment (x) was at the request or suggestion of a counterparty involved in the contemplated Change in Control transaction, or (y) otherwise arose in connection with or in anticipation of the Change in Control; (2) the successor corporation (or a parent or subsidiary of the successor corporation) does not offer Executive employment on terms comparable to or better than Executive's then existing terms of employment with the Company and in connection with the occurrence of the Change in Control, Executive terminates employment; or (3) Executive's employment is terminated by such successor corporation without Cause or by Executive for Good Reason, or in the case of a nonrenewal of this Agreement or the Term, within one-year after the occurrence of the Change in Control, then:
(i)the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as basis for a resignation for Good Reason), accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;
(ii)the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason or any reduction in Base Salary within ninety (90) days prior to and including a termination by the Company without Cause) for a period of 12 months following the date of termination in accordance with the Company’s ordinary payroll practice;
(iii)the Company shall pay Executive a Performance Bonus in an amount equal to the greater of (1) the target bonus for the applicable calendar year; and (2) the average of the Performance Bonus received by Executive for the two years immediately preceding termination;
(iv)the Company shall provide the Continued Benefits to Executive for a period of 12 months following the date of termination or until he obtains new employment, whichever comes first; and
(v)All unvested Equity Awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination; provided, however, that no such Equity Award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an Equity Award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of Executive’s employment, none of Executive’s equity incentive awards shall terminate with respect to any vested or unvested portion subject to such Equity Award before 90 days following such termination.
(b)This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 9 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the “Payments”) unless Executive executes an agreement in a form satisfactory to the Company (the “Release Agreement”) releasing the Company from any and all liability in connection with Executive’s employment or the termination thereof that becomes effective no later than 60 days following Executive’s termination (the “Release Deadline”). Except as required by Section 10, the Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A (as defined in Section 10) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Payments commence.
(c)Effective as of the date of any termination of Executive’s employment, unless otherwise agreed to by Executive and the Board, upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all offices held at the Company or any subsidiary or other Affiliate of the Company at the date of such termination, including without limitation the position of Chief Financial Officer or position of director of any subsidiary or Affiliate of the Company, as applicable.
(d)The Company shall withhold all applicable federal, state, and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 9.
(e)The provisions of this Section 9 shall survive any termination of this Agreement.
(f)For purposes of this Agreement, “Cause” shall include any of the following:
(i)Executive’s willful failure to perform the material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific, objective and lawful directions received by him in writing constituting an action of the CEO or the Board, which willful failure, disregard or refusal is not cured by Executive within 30 days following written notice from the Company.

(ii)any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company which, if capable of being cured, is not cured by Executive within 30 days following written notice from the Company;
(iii)Executive’s indictment of, or plea of nolo contender to, any felony;
(iv)Executive being convicted of a misdemeanor involving fraud, theft, breach of trust or similar acts, that causes, or could reasonably be expected to cause, substantial harm to business or reputation of the Company;
(v)the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and the Board provides Executive with a summary of its findings;
(vi)any conduct on the part of Executive that constitutes a breach of his fiduciary duties to the Company;
(vii)any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; or
(viii)a material breach by Executive of this Agreement.
(g)For purposes of this Agreement, “Good Reason” shall mean:
(i)any material diminution by the Company of Executive’s title, duties, reporting or Base Salary, other than as a proportional reduction, consistent with the reductions in the scope and or salaries of all other executive officers of the Company at the level of Vice President and above as part of an overall reduction in salaries of executive officers of the Company, which proportional reduction shall remain in effect only for such time as all such other executive salaries remain so reduced; for avoidance of doubt, should the company decide to sell, partner, or out license technologies or assets in development or marketed in defined geographies or discontinue specific operations that is deemed to be in the interest of shareholders, this will not constitute a reduction of scope in the Executive’s duties, or
(ii)a material breach by the Company of this Agreement and/or any other agreement between Company and/or any of its Affiliates, and Executive.
Notwithstanding the foregoing, should Executive wish to terminate this Agreement for Good Reason, he must provide the Company with written notice of such Good Reason within 30 days of the occurrence of such event and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of not more than 60 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period. “Good Reason” does not include Company decisions to out license ex-US markets for pipeline products or decisions to sell a division (e.g., manufacturing plant) for sound business reasons.
(h)For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.
10.Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with Executive’s termination of employment shall not commence unless and until Executive has also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
11.Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the

Accountants may reasonably request in order to make a determination under this Section 11. If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. If this Section 11 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).
12.Miscellaneous.
(a)This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.
(b)Executive will be subject to such indemnification as is provided under the Company’s Bylaws.
(c)Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in North Carolina in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.
(d)This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors, and assigns.
(e)This Agreement and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(g)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
(h)All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).
(i)This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(j)As used in this Agreement, “Affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.
(k)The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(l)This Agreement may be executed in wet ink or electronically, and in any number of counterparts, each of which (whether transmitted physically, by facsimile, or electronically) shall constitute an original, but all of which together shall constitute one and the same instrument.
(m)Notwithstanding anything in this Agreement to the contrary, any payments made to Executive herein shall be subject to any recoupment or claw back policy adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back any compensation so paid.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
AERIE PHARMACEUTICALS, INC.
By:    /s/ Raj Kannan
Name: Raj Kannan, CEO
Date: April 4, 2022

EXECUTIVE
By:    /s/ Peter Lang
Name: Peter Lang
Date: March 15, 2022

Note: All employment and employee’s obligations
under this Agreement are contingent on a completed
background check, application, drug screen and
proof of COVID-19 vaccination.

[Signature Page - Lang EA]

EXHIBIT A
18 U.S.C. 1833(b) provides:
(1)IMMUNITY. —An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)is made—
(i)in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)solely for the purpose of reporting or investigating a suspected violation of law; or
(B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. -An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A)files any document containing the trade secret under seal; and
(C)does not disclose the trade secret, except pursuant to court order.

Exhibit A